SETTLEMENT AND RELEASE

1. In exchange for the consideration paid to Thomas Blakeley pursuant to that certain Separation Agreement entered into as of October 4, 2007 by and between American Mold Guard, Inc., a California corporation (the "Company") and Thomas Blakeley ("Employee"), Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to his whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory, as well as any claim for attorney's fees, costs or expenses under any of these or any other applicable statute, ordinance, regulation or law; provided, however, that this release does not affect (1) any claims for indemnification for acts of Employee which have occurred or may occur as an officer or employee of the Company; or (2) any claims which may arise after the execution of this Release. This Release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

2. It is the intention of the parties hereto that the agreement set forth in paragraph 1 of this Release be construed in the broadest sense possible, and in furtherance therein the parties hereto expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code which provides as follows:

"A general release does not extend to claims which the

creditor does not know or suspect to exist in his favor at

the time of executing the release, which if known by

him must have materially affected his settlement with the debtor."

The Company and Employee each expressly acknowledge the foregoing waiver of the provisions of Section 1542 of the California Civil Code which was separately bargained for. The Company and Employee each expressly acknowledge they have been represented by counsel (or have had the ability to retain counsel) in the negotiations culminating in this Release to advise them thereon, that they have been informed of the meaning and effect of each and every provision of this Release and of the meaning and effect of Section 1542 of the California Civil Code.

3. Employee agrees that by signing this Release, he is giving up the right to sue for age discrimination, and that under this Release Employee shall receive consideration to which he is not otherwise entitled, and would not receive but for his release of rights under the ADEA. Employee has up to twenty-one (21) days after delivery of this Release to consider whether to sign this Release. Employee agrees that, after he has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the Employee signs this Release, and that Employee will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Release, without reason and in his sole judgment, but he may do so only by delivering a written statement of revocation to the Company to the attention of General Counsel. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Release will become legally enforceable and Employee may not thereafter revoke this Release.

4. Employee agrees that this Release shall be governed by federal law and the internal laws of the State of California, irrespective of the choice of law rules of any state.

5. Employee acknowledges that he has been advised by the Company in writing to consult independent counsel of his choice before signing this Release.

6. This Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ACKNOWLEDGMENT:

        Employee's signature below acknowledges that he has read this document fully, that he understands and agrees to its contents, that he understands that it is a legally binding document, and that he has been advised to consult a lawyer of his choosing before signing this Release, and has had the opportunity to do so.

Date: 10-4-07	THOMAS BLAKELEY

This Release presented to Employee on October 4, 2007.